EXHIBIT 3.1
AMENDMENTS TO BYLAWS
OF
WASHINGTON MUTUAL, INC.
Article II is amended and replaced in its entirety by the following:
“ARTICLE II
NUMBER OF DIRECTORS
     The number of directors of this corporation shall be determined from time to time by resolution adopted by the board of directors.”
Section 4.11 is amended and replaced in its entirety by the following: “[Reserved.]”
Section 4.12 is amended and replaced in its entirety by the following: “[Reserved.]”
Section 4.13 is amended and replaced in its entirety by the following: “[Reserved.]”
Section 4.14 is amended and replaced in its entirety by the following: “[Reserved.]”
Section 4.15 is amended and replaced in its entirety by the following: “[Reserved.]”
Section 4.16 is amended and replaced in its entirety by the following: “[Reserved.]”
Section 5.1 is amended and replaced in its entirety by the following:
     “Ranks and Terms in Office. The officers of the corporation shall be a Chief Executive Officer, a President, a Chief Financial Officer, a Controller, and such Vice Chairs, Executive Vice Presidents, Senior Vice Presidents or First Vice Presidents as the board of directors may designate and elect, or such other officers as the board of directors may designate and elect or the Chief Executive Officer may designate and appoint.
     Officers shall serve until the termination of their employment or their earlier removal from service as officers. Any officer may be removed, with or without cause, by the board of directors, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Any officer who has been elected by the board of directors may be suspended with or without pay by the Chief Executive Officer, and any other officer may be removed or suspended with or without pay by the Chief Executive Officer, but such removal or suspension shall be without prejudice to the contractual rights, if any, of the person so removed or suspended. The termination of any officer’s employment shall constitute removal of such person from office, effective as of the date of termination of employment.”
Section 5.5 is amended and replaced in its entirety by the following: “[Reserved.]”